Exhibit 99.2

Memorandum of Understanding

This Memorandum of Understanding (MOU) is entered into on this 31st of August, 2006 between Petrobras (“Petrobras”) and SulphCo, Inc. (“SulphCo”). Petrobras corporate headquarters are located at Av. Republica do Chile 65, 20031-912 Rio de Janeiro, Brazil. SulphCo corporate headquarters are located at 850 Spice Islands Drive, Sparks, Nevada 89431, USA. Both Petrobras and SulphCo are referred to herein as Party or Parties.

WHEREAS, Petrobras is an integrated oil company located in Brazil and produces more than two million barrels of oil per day. In its worldwide portfolio, Petrobras operates almost 16,000 producing wells, 100 production platforms, 30,000 km or pipelines, 97 oil tankers, 51 terminals, 16 refineries, seven thermo-electric plants, five fertilizer plants and 7,800 services stations. Petrobras is committed to ecologically friendly products and technologies.

WHEREAS, SulphCo is a technology development and marketing company that has developed the patented Sonocracking™ technology which upgrades crude oil through the use of high power ultrasound. Among other business, SulphCo is currently undertaking construction of a Sonocracking facility in Fujairah, UAE in a joint venture with the government of Fujairah.

WHEREAS, Petrobras and SulphCo have entered into a non-disclosure agreement (NDA) in 2004 to allow Petrobras to visit SulphCo pilot plant facilities in order to gather information about SulphCo‘s Sonocracking TM process.

Now, therefore, the Parties show their interests concerning on the following terms of’ this MOU:

1. Considering the current developmental status of Sonocracking technology whose first demonstration unit is being implemented in Fujairah, Petrobras will make its best efforts to visit, review and assess the maturity and adequacy of this process for knowledge purposes.

2. Upon completion of the first 210,000 barrel per day phase of the project in Fujairah, SulphCo intends to host a visit of top Petrobras management and technical personnel to the installation in Fujairah.

3. The Parties intend to go ahead with such transfer of information in the period between this MOU and the completion of the first 210,000 barrel per day phase of the project in Fujairah. Such behaviour will exclusively he based on technical analyses from Petrobras to evaluate the feasibility of this technology into Petiobras refining structure.

4. Both Parties will continue to operate under the terms of the NDA, up to its expiration. Both parties understand and agree that terms of this MOU may be subject to public disclosure under each Party’s individual country’s securities laws. Disclosure of information for purposes other than the specified above will be considered a breach of the terms of the NDA.

Agreed to:
FOR PETROBRAS	FOR SULPHCO

/s/Paulo Roberto Costa	/s/Rudolf Gunnerman
Paulo Roberto Costa Director	Dr. Rudolf Gunnerman Chairman and CEO